Exhibit (m)2
AMENDED AND RESTATED ADMINISTRATION AGREEMENT
     This Administration Agreement is amended and restated as of June 30, 2008 between GMO TRUST, a Massachusetts business trust (the “Trust”) on behalf of its Class M Shares (the “Shares”) of each Fund listed on Exhibit I hereto, (collectively, the “Funds”), and GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC, a Massachusetts limited liability company (the “Administrator”).
WITNESSETH:
     That in consideration of the mutual covenants herein contained, it is agreed as follows:
1. SERVICES TO BE RENDERED BY ADMINISTRATOR TO THE TRUST.
     (a) The Administrator will, at its expense, provide administrative support service to shareholders of Shares of each Fund set forth on Exhibit I hereto, such services to include, without limitation, processing aggregated master account purchase and redemption orders, coordinating operation of the National Security Clearing Corporation’s Fund/SERV system with intermediary platforms, providing information about and processing dividend payments, assisting with distribution of shareholder communications such as proxies, shareholder reports, dividend and tax notices, updating prospectuses, establishing and maintaining certain information about the Shares on the Administrator’s internet site, recordkeeping, providing reports to various regulatory agencies, providing reports to the Trustees of the Trust regarding the administrative support services provided to the intermediary platform, administering contracts on behalf of Class M Shares of each Fund, providing direct client service, maintenance and reporting to platform sponsors and other recordholders of Class M Shares, and otherwise maintaining the relationship with the platform sponsors. The Administrator may provide these services directly or may contract with third party service providers (“Third Party Servicers”) to provide any or all of these services.
     (b) The Administrator shall not be obligated under this agreement to pay any expenses of or for the Trust or of or for the Fund not expressly assumed by the Administrator pursuant to this Section 1.
2. OTHER AGREEMENTS, ETC.
     It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a partner, shareholder, director, officer or employee of, or be otherwise interested in, the Administrator, and in any person controlled by or under common control with the Administrator, and that the Administrator and any person controlled by or under common control with the Administrator may have an interest in the Trust. It is also understood that the Administrator and persons controlled by or under common control with the Administrator may have advisory, servicing, distribution or other contracts with other organizations and persons, and may have other interests and businesses.
3. COMPENSATION TO BE PAID BY THE TRUST TO THE ADMINISTRATOR.
     The Shares of each Fund will pay to the Administrator as compensation for the Administrator’s services rendered and for the expenses borne by the Administrator with respect to such Class of Shares of such Fund pursuant to Section 1, a fee, computed and accrued daily, and paid monthly or at such other intervals as the Trustees shall determine, at the annual rate of such Class’ average daily net asset value set forth on the Fee Rate Schedule attached as Exhibit II hereto. Such fee shall be payable for each month (or other interval) within five (5) business days after the end of such month (or other interval). The Administrator may elect to pay all or any portion of such fee to any Third Party Servicers performing any services listed in Section 1 hereof for the Funds. No compensation paid by the Trust hereunder shall be for services primarily intended to result in the sale of Shares.
     If the Administrator shall serve for less than the whole of a month (or other interval), the foregoing compensation shall be prorated.
4. AMENDMENTS.
     This Contract shall not be amended unless such amendment is approved by the vote of a majority of the Trustees of the Trust.
5. EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.
     This Contract shall become effective upon its execution, and shall remain in full force and effect continuously thereafter, except that either party hereto may at any time terminate this Contract (or this Contract’s application to one or more Funds) by not more than sixty days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party.
     Termination of this Contract pursuant to this Section 5 shall be without the payment of any penalty.
6. CERTAIN DEFINITIONS.
     For the purposes of this Contract, the terms “affiliated person”, “control” and “interested person” shall have their respective meanings defined in the Investment Company Act of 1940 and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.
7. NONLIABILITY OF ADMINISTRATOR.

     In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator, or reckless disregard of its obligations and duties hereunder, the Administrator shall not be subject to any liability to the Trust, or to any shareholder of the Trust, for any act or omission in the course of, or connected with, rendering services hereunder.
8. LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.
A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

     IN WITNESS WHEREOF, GMO TRUST and GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

GMO TRUST
By	/s/ Jason Harrison
	Name:	Jason Harrison
	Title:	Clerk

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC
By	/s/ JB Kittredge
	Name:	JB Kittredge
	Title:	General Counsel

Exhibit I to
GMO Trust Amended and Restated Administration Agreement (Class M)
GMO U.S. Core Equity Fund
GMO Tobacco-Free Core Fund
GMO U.S. Quality Equity Fund
GMO U.S. Growth Fund
GMO Real Estate Fund
GMO International Intrinsic Value Fund
GMO Currency Hedged International Equity Fund
GMO Foreign Fund
GMO Emerging Countries Fund
GMO Domestic Bond Fund
GMO Core Plus Bond Fund
GMO International Bond Fund
GMO Currency Hedged International Bond Fund
GMO Global Bond Fund
GMO Short-Duration Investment Fund
GMO Alpha Only Fund
GMO Benchmark-Free Allocation Fund
GMO International Equity Allocation Fund
GMO Global Balanced Asset Allocation Fund
GMO Global Equity Allocation Fund
GMO U.S. Equity Allocation Fund

ADMINISTRATION FEE SCHEDULE	EXHIBIT II
Class M Shares

Fund	Service Fee
All Funds except GMO International Equity Allocation Fund, GMO Global Balanced Asset Allocation Fund, GMO Global Equity Allocation Fund, Benchmark-Free Allocation Fund, and U.S. Equity Allocation Fund (collectively, the “Asset Allocation Funds”)	0.20%

Asset Allocation Funds	0.05%